Filed Pursuant to Rule 433

Registration Statement No. 333-196220-01

Dated August 15, 2016

Baltimore Gas and Electric Company

$350,000,000 2.400% Senior Notes Due 2026

$500,000,000 3.500% Senior Notes Due 2046

August 15, 2016

Pricing Term Sheet

	2026 Notes	2046 Notes
Issuer:	Baltimore Gas and Electric Company	Baltimore Gas and Electric Company
Ratings:*	A3 (Moody’s); A- (S&P); A- (Fitch)	A3 (Moody’s); A- (S&P); A- (Fitch)
Securities:	Senior Notes	Senior Notes
Settlement Date:	August 18, 2016	August 18, 2016
Principal Amount:	$350,000,000	$500,000,000
Maturity:	August 15, 2026	August 15, 2046
Coupon:	2.400%	3.500%
Benchmark Treasury:	1.500% due August 15, 2026	2.500% due May 15, 2046
Benchmark Treasury Yield:	1.554%	2.275%
Spread to Benchmark Treasury:	+88 basis points	+123 basis points
Yield to Maturity:	2.434%	3.505%
Offering Price:	99.700%	99.908%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2017	Semi-annually on February 15 and August 15, commencing February 15, 2017

Redemption Provisions:	At any time prior to May 15, 2026, at a discount rate of Treasury plus 15 basis points; and on or after May 15, 2026, at 100% of the principal, plus accrued interest to the redemption date	At any time prior to February 15, 2046, at a discount rate of Treasury plus 20 basis points; and on or after February 15, 2046, at 100% of the principal, plus accrued interest to the redemption date

CUSIP/ISIN:	059165 EG1/US059165EG13	059165 EH9/US059165EH95

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC SMBC Nikko Securities America, Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC SMBC Nikko Securities America, Inc

Senior Co-Manager:	The Williams Capital Group, L.P.	The Williams Capital Group, L.P.

Co-Managers:	Guzman & Company Telsey Advisory Group LLC	Guzman & Company Telsey Advisory Group LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, MUFG Securities Americas Inc. at 1-877-649-6848 or Wells Fargo Securities, LLC at 1-800-645-3751.